Exhibit 99.1

[LOGO OF RITA MEDICAL SYSTEMS, INC.]

NEWS RELEASE for July 07, 2003

Contact:	Allen & Caron Inc. Matt Clawson (investors) Len Hall (media) 949-474-4300 matt@allencaron.com len@allencaron.com	RITA Medical Systems, Inc. Don Stewart, Chief Financial Officer 650-314-3400 dstewart@ritamed.com

RITA MEDICAL SYSTEMS COMMENTS ON SECOND QUARTER RESULTS

MOUNTAIN VIEW, CA (July 7, 2003) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that the Company would report revenues lower than its previous revenue guidance for the second quarter ended June 30, 2003. Domestic revenues were impacted by a longer selling cycle, which resulted in fewer new accounts for the period than expected. International sales also declined, reflecting the intermittent nature of shipments to the Company’s Japanese distributor.

RITA Medical Systems Chief Financial Officer Don Stewart said that revenues for the second quarter will be in the range of $4.0 million to $4.1 million and that the net loss will be in the range of $3.3 million to $3.7 million or between $0.19 and $0.21 loss per share.

“We opened fewer domestic accounts than we expected due to a longer sales cycle associated with pursuit of the radiology market,” said Stewart. “International sales, which are to a much greater extent a function of country-specific medical system structure and reimbursement levels, declined sequentially during the period. In particular, international sales for the period were lower than in the previous quarter because we had no significant revenue from our Japanese distributor. Sales to the Japanese market will likely remain constrained until the local health authorities approve reimbursement for our procedure.”

The Company plans to release its second quarter financial results for the period ended June 30, 2003, at 7:30 a.m. (Eastern) on July 22, 2003, and to host a conference call to be broadcast live on the Internet at 11:00 a.m. (Eastern) that same day.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the Company’s financial results and the expanded use of its technology in liver are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

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